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Exhibit 2.2   Certificate of Amendment of Certificate of Incorporation of
              Company

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           EXCALIBUR CONTRACTING, INC.

         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the following Certificate of Amendment of Certificate of Incorporation is submitted for filing:

         The name of the Corporation is Excalibur Contracting, Inc. (the "Corporation").

         Article 1 of the Certificate of Incorporation is amended to read as follows:

                                 ARTICLE 1. NAME

         The name of this corporation is Nation Energy, Inc.

         This Certificate of Amendment of Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         This Certificate of Amendment of Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the Sate of Delaware.

         IN WITNESS WHEREOF, John R. Hislop, Vice President of Excalibur Contracting, Inc. has signed this Certificate of Amendment of Certificate of Incorporation on February 14, 2000.


                                    Excalibur Contracting, Inc.


                                    By /s/ John R. Hislop
                                      -------------------------------
                                       John R. Hislop, Vice President


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